Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR

AND FOURTH-QUARTER 2015 RESULTS

Highlights

•	Record net income per share, as adjusted[1], of $3.60 (diluted) for the year ended December 31, 2015, up 13% from full-year 2014, and net income per share of $0.92 (diluted) for the 2015 fourth quarter, excluding one-time items in both periods[2]. Full-year 2015 pre-tax income per share (diluted), as adjusted[1], up 9% from 2014

•	Record annual operating revenue[1] of $2,380 million for 2015, up 2% from full-year 2014; fourth-quarter operating revenue of $598 million, down 7% from fourth-quarter 2014

•	Record Financial Advisory 2015 operating revenue of $1,280 million, up 6% from full-year 2014; fourth-quarter operating revenue of $331 million, down 8% from prior-year period

•	Record M&A and Other Advisory 2015 operating revenue of $1,104 million, up 9% from full-year 2014; fourth-quarter operating revenue of $282 million, down 5% from prior-year period

•	Asset Management operating revenue of $1,083 million for full-year 2015 and $261 million for the fourth quarter, down 3% and 8% respectively; fourth-quarter management fees of $241 million, down 3% from third-quarter 2015

•	Assets under management of $186 billion as of December 31, 2015, down 5% from December 31, 2014, and up 2% from September 30, 2015. Net inflows of $906 million for full-year 2015 and net outflows of $1.9 billion for fourth-quarter 2015

•	Return of capital to shareholders totaling $584 million[3] in 2015

•	Special dividend of $1.20 per share declared on February 1, 2016

($ in millions, except per share data and AUM)	Year Ended December 31,			Quarter Ended December 31,
	2015	2014	%’15-’14	2015	2014	%’15-’14
As Adjusted[1,2]
Operating revenue	$2,380	$2,340	2%	$598	$646	(7)%
Financial Advisory	$1,280	$1,207	6%	$331	$359	(8)%
Asset Management	$1,083	$1,120	(3)%	$261	$284	(8)%
Net income	$480	$428	12%	$123	$172	(29)%
Diluted net income per share	$3.60	$3.20	13%	$0.92	$1.29	(29)%
U.S. GAAP
Net income	$986	$427	NM	$158	$172	8%
Diluted net income per share	$7.40	$3.20	NM	$1.18	$1.29	9%
Supplemental Data
Ending AUM ($ in billions)	$186	$197	(5)%
Average AUM ($ in billions)	$196	$196	0%	$188	$196	(4)%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 20.

NEW YORK, February 2, 2016 – Lazard Ltd (NYSE: LAZ) today reported record operating revenue1 of $2,380 million, and record net income, as adjusted1, of $480 million for the year ended December 31, 2015. Net income per share, as adjusted1, was a record $3.60 (diluted), excluding one-time benefits and charges2, up 13% from full-year 2014. Pre-tax income per share (diluted), as adjusted1, was 9% higher than 2014.

Fourth-quarter 2015 operating revenue1 was $598 million. Net income, as adjusted1, was $123 million, or $0.92 per share (diluted), excluding one-time benefits and charges.

Full-year 2015 net income on a U.S. GAAP basis was $986 million, or $7.40 per share (diluted). Fourth-quarter 2015 net income on a U.S. GAAP basis was $158 million, or $1.18 per share (diluted). A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 20 of this press release.

“Lazard achieved record operating revenue for a third consecutive year despite volatile capital markets and adverse currency movements,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Financial Advisory had its best year ever, with robust activity across practices, sectors and regions. Asset Management achieved annual net inflows in a challenging environment, meeting demand across investment platforms, and we continued to launch new strategies in traditional and alternative asset classes.”

“Lazard has proven its ability to manage effectively across cycles and volatility,” said Mr. Jacobs. “We have maintained our discipline as we have grown, achieving record profitability, and we are well-positioned competitively.”

“Significant cash generation and cost discipline continue to characterize our business model,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Consistent with our capital management objectives, we are returning capital to shareholders with a special dividend of $1.20 per share in addition to our regular quarterly dividend.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Full Year

Financial Advisory operating revenue was a record $1,280 million for 2015, 6% higher than 2014.

Strategic Advisory operating revenue was a record $1,174 million for 2015, 7% higher than 2014, primarily driven by record M&A and Other Advisory operating revenue of $1,104 million, which was 9% higher than 2014.

During 2015, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital advisory and sovereign advisory in the Americas, Europe, Australia, Africa and Asia.

Lazard advised or continues to advise on six of the ten largest global M&A transactions announced in 2015, including: Dow Chemical’s $130 billion merger of equals with DuPont; Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion; Anheuser-Busch InBev’s $106 billion recommended acquisition of SABMiller; Shell’s $79.0 billion recommended offer for BG; Dell’s $67.0 billion acquisition of EMC; and The Williams Companies in its $37.7 billion combination with Energy Transfer Equity.

Capital Advisory continued to provide advice regarding balance sheet issues to public, private and sovereign clients globally in 2015, including: ENAIRE on the €4.3 billion IPO of AENA Aeropuertos; ABN AMRO on its €3.8 billion IPO; Worldpay on its £2.5 billion IPO; Ministero dell’Economia e delle Finanze on the €3.1 billion IPO of Poste Italiane; and NJJ Capital/Orange Switzerland on its CHF 2.0 billion debt refinancing.

Our Sovereign Advisory business remained active across developed and emerging markets in 2015, including assignments for The Gabonese Republic; The Hellenic Financial Stability Fund; The Sultanate of Oman; and Ukraine.

Restructuring operating revenue was $106 million for 2015, compared to $115 million in 2014, and was generally in line with the industry-wide low level of corporate restructuring activity. During and since 2015, we have been engaged in a broad range of highly visible and complex restructuring and debt advisory work, including assignments for: Abengoa, Dendreon, Hercules Offshore, Paragon Offshore, RadioShack, Sabine Oil & Gas, Vantage Drilling; and creditors of Energy Future Holdings, Torm and Walter Energy. Lazard was the global leader in completed restructurings in 2015. (Source: Thomson Reuters)

Fourth Quarter

Financial Advisory operating revenue was $331 million for the fourth quarter of 2015, 8% lower than the fourth quarter of 2014, primarily reflecting fewer M&A transaction closings relative to the prior-year period.

Strategic Advisory operating revenue was $300 million for the fourth quarter of 2015, 8% lower than the fourth quarter of 2014.

Restructuring operating revenue was $31 million for the fourth quarter of 2015, compared to $32 million for the fourth quarter of 2014.

Please see Strategic Advisory transactions on which Lazard advised in the fourth quarter, or continued to advise or completed since December 31, 2015, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8 – 11 of this release.

Asset Management

Full Year

Asset Management operating revenue was $1,083 million for 2015, 3% lower than 2014, reflecting lower management and incentive fees.

Management fees were $1,000 million for 2015, 2% lower than 2014, reflecting a change in the mix of our assets under management (AUM). Incentive fees were $25 million for 2015, compared to $52 million for 2014.

Average AUM was $196 billion for 2015, flat with 2014, despite volatile market conditions.

AUM was $186 billion as of December 31, 2015, down 5% from December 31, 2014, primarily due to foreign exchange movements. Net inflows for 2015 were $906 million.

Fourth Quarter

Asset Management operating revenue was $261 million for the fourth quarter of 2015, 8% lower than the fourth quarter of 2014.

Management fees were $241 million for the fourth quarter of 2015, 7% lower than the fourth quarter of 2014, and 3% lower than the third quarter of 2015. Incentive fees were $9 million in the fourth quarter of 2015, compared to $14 million in the fourth quarter of 2014.

Average AUM for the fourth quarter of 2015 was $188 billion, 4% lower than average AUM for the fourth quarter of 2014 and 2% lower than the third quarter of 2015.

AUM as of December 31, 2015, was 2% higher from September 30, 2015, primarily driven by market appreciation, partially offset by foreign exchange movement and $1.9 billion of net outflows in the quarter.

We continued to win significant new mandates across our major platforms from clients around the world. A sample of these new mandates is reflected in Lazard’s investor presentation on our website.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1 for 2015 was $1,319 million, 1% higher than 2014, with a consistent deferral policy, and compared to a 2% increase in operating revenue for the same period. The corresponding adjusted GAAP compensation ratio1 was 55.4% for 2015, compared to 55.6% for 2014.

Awarded compensation expense1 for 2015 was $1,329 million, 2% higher than 2014 and in line with the increase in operating revenue for the same period. The corresponding awarded compensation ratio1 was 55.8% for 2015, unchanged from 2014, despite the impact of a change in our business mix resulting from the relative strength of Financial Advisory.

Our goal remains to grow annual awarded compensation expense at a slower rate than operating revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 for 2015 was $434 million, 2% lower than 2014. The ratio of non-compensation expense to operating revenue1 was 18.2% for 2015, compared to 18.8% for 2014.

Adjusted non-compensation expense1 for the fourth quarter of 2015 was $116 million, 1% lower than the fourth quarter of 2014. The ratio of non-compensation expense to operating revenue1 was 19.3% for the fourth quarter of 2015, compared to 18.1% for the fourth quarter of 2014.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $96 million for full-year 2015 and $19 million for the fourth quarter of 20152. The effective tax rate on the same basis was 16.7% for full-year 2015, compared to 19.5% for full-year 20144.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In 2015, Lazard returned $584 million to shareholders, which included: $291 million in dividends; $173 million in share repurchases of our Class A common stock; and $120 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

During 2015, we repurchased 3.4 million shares of our Class A common stock at an average price of $50.24 per share. In line with our objectives, these repurchases more than offset the potential dilution from our 2014 year-end equity-based compensation awards (net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances), which were granted at an average price of $50.60 per share.

On February 1, 2016, Lazard declared a quarterly dividend of $0.35 per share, and a special dividend of $1.20 per share, up from the $1.00 special dividend paid in 2015, on Lazard’s outstanding Class A common stock. The quarterly dividend and the special dividend are payable on February 26, 2016, to stockholders of record on February 11, 2016.

Our Board of Directors has authorized additional share repurchases of $200 million, which expires on December 31, 2017, bringing our total share repurchase authorization to $299 million as of January 29, 2016.

Lazard’s financial position remains strong. As of December 31, 2015, our cash and cash equivalents were $1,132 million, and stockholders’ equity related to Lazard’s interests was $1,313 million.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on February 2, 2016, to discuss the company’s financial results for the full year and fourth quarter of 2015. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 523-1244 (U.S. and Canada) or +1 (719) 325-4877 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST on February 2, 2016, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 2255468.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our expectations regarding future results or events, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2015)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2015 on which Lazard advised were the following:

•	Iberdrola in the $17.9 billion combination of Iberdrola USA and UIL

•	General Electric’s €12.4 billion acquisition of Alstom’s Thermal, Renewables and Grid businesses

•	The Independent Committee of Polyus Gold on Wandle Holdings’ acquisition of the 60% of the company it did not already own, valuing Polyus Gold at approximately $9 billion

•	Ryland Group’s merger with Standard Pacific to form CalAtlantic Group, valuing the combined entity at $8.2 billion

•	Richemont in the €3.0 billion merger of Net-A-Porter and YOOX

•	Apollo’s €2.9 billion acquisition of Verallia from Saint-Gobain

•	Hammerson’s €1.85 billion joint venture acquisition of a loan portfolio secured against retail property

•	Steris’$1.9 billion acquisition of Synergy Health

•	EnergyAustralia’s A$1.8 billion sale of the Iona Gas Plant to a QIC-led consortium

•	UCB’s $1.2 billion sale of Kremers Urban to Lannett

•	Apollo’s $1.0 billion acquisition of OM Group in partnership with Platform Specialty Products

•	PA Consulting Group’s sale of a 51% stake to Carlyle, valuing PA at $1.0 billion

•	Sensata’s $1.0 billion acquisition of Custom Sensors & Technologies’ sensing portfolio

•	Aderant’s $695 million sale to Roper Technologies

•	Wanda Group’s $650 million acquisition of World Triathlon Corporation

•	Noranco’s $560 million sale to Precision Castparts

•	Shenzhen Energy Group’s approximately $543 million acquisition of CPT Wyndham (former China Hydroelectric Corporation)

•	Goodyear Tire & Rubber’s dissolution of its global alliance with SRI

•	Vedici’s combination with Vitalia

•	IK Investment Partners’ sale of Vistra Group to Baring Private Equity Asia

•	Burger King France’s acquisition of Quick Group

•	Italiaonline on its mandatory tender offer on SEAT Pagine Gialle shares

•	KKR’s acquisition of a minority stake in SoftwareONE

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2015 fourth quarter, or completed since December 31, 2015, are the following:

•	Dow Chemical’s $130 billion merger of equals with DuPont

•	Anheuser-Busch InBev’s $106 billion recommended acquisition of SABMiller

•	Shell’s $79.0 billion recommended offer for BG

•	Dell’s $67.0 billion acquisition of EMC

•	The Williams Companies in its $37.7 billion combination with Energy Transfer Equity

•	Aetna’s $37.0 billion acquisition of Humana

•	Tyco’s $36.0 billion merger with Johnson Controls

•	Delhaize’s €31.0 billion merger with Ahold

•	Sanofi and Boehringer Ingelheim’s proposed swap of businesses valued at €11.4 billion and €6.7 billion, respectively

•	Starwood’s $12.2 billion sale to Marriott

•	Pepco’s $12.2 billion sale to Exelon

•	Anheuser-Busch InBev on the $12.0 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally

•	The Related Parties Committee of Enel Green Power on the company’s €10.0 billion integration into Enel

•	PartnerRe’s $6.9 billion sale to EXOR

•	Reynolds American’s $5.0 billion sale of Natural American Spirit international businesses to Japan Tobacco*

•	TNT Express on the €4.4 billion public offer by FedEx

•	Special Committee of the Board of Mindray Medical on the company’s $3.3 billion sale to Excelsior Union

•	VimpelCom in the $3.3 billion merger of Mobilink and Warid Telecom

•	China Huaxin in the $2.3 billion consortium acquisition of a 51% stake in H3C

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	Sacyr’s €1.8 billion sale of Testa to Merlin Properties

•	Kraton Performance Polymers’ $1.4 billion acquisition of Arizona Chemical*

•	Guardian Digital Communications in Motorola Solutions’ £818 million acquisition of Airwave

•	Investcorp on the €1.0 billion sale of Icopal to GAF

•	IFS’s sale of a 86% stake to EQT Holding, valuing IFS at SEK 9.1 billion

•	Blackstone and KIRKBI’s €955 million acquisition of Armacell

•	Darty on the £558 million recommended offer by Fnac

•	Xchanging’s £480 million recommended cash offer from CSC

•	TCC’s €655 million acquisition of METRO Vietnam*

•	Suramericana’s £403 million acquisition of the Latin American operations of RSA Insurance

•	The UK Government on the £371 million sale of its investment in the King’s Cross development to AustralianSuper*

•	Atlas Copco’s €486 million acquisition of Oerlikon Leybold Vacuum

•	Wesfarmers’ £340 million acquisition of Homebase

•	Baxter in respect of its ownership stake in Baxalta and the pending combination of Baxalta with Shire

•	Xerox’s separation into two publicly traded companies

•	Coca-Cola Enterprises’ three-way merger to form Coca-Cola European Partners

•	Air Products’ spin-off of Versum Materials

•	The Board of Directors of Legendary Entertainment on Legendary’s sale to Wanda Group

•	Orange’s acquisition of Bharti Airtel’s subsidiaries in Burkina Faso and Sierra Leone

•	Jacobs Douwe Egberts’ sale of Carte Noire to Lavazza

•	Bekaert’s steel ropes businesses joint venture with Bridon

•	Riello’s sale of a 70% stake to United Technologies

*	Transaction completed since December 31, 2015

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the fourth quarter of 2015, were the following:

•	ABN AMRO on its €3.8 billion IPO

•	Worldpay on its £2.5 billion IPO

•	Ministero dell’Economia e delle Finanze on the €3.1 billion IPO of Poste Italiane

•	Santos on its strategic review and resulting initiatives, including a A$2.5 billion entitlements offer and a A$500 million private placement

•	The Power Workers’ Union on the CAD 1.8 billion IPO of Hydro One

•	China International Capital on its HKD 7,228 million IPO

•	EQT on the SEK 5,396 million IPO of Dometic

•	Intertrust and Blackstone (selling shareholder) in Intertrust’s €491 million IPO

•	Aliseda’s €450 million debt refinancing

•	SandRidge Energy’s $400 million exchange and repurchase of senior unsecured notes

•	Paysafe’s listing on the London Stock Exchange’s Main Market

•	Piraeus Bank (Greece) on its recapitalization

•	SARquavitae’s acquisition debt financing and refinancing of existing debt facilities

Sovereign Advisory

Our global Sovereign Advisory group provides advice to governments and their owned entities on a variety of mandates, regarding macro financial policy, debt and rating advisory, debt restructuring, infrastructure/mining projects, nation branding, privatizations, and other strategic financial matters. Among the clients for whom Lazard advised during or since the fourth quarter of 2015 were the following:

•	The State of Alaska

•	The Northern Territory of Australia

•	Southern Gas Corridor CJSC of Azerbaijan

•	Republic of Cameroon

•	The Land of Carinthia (Austria)

•	The Democratic Republic of Congo

•	The Republic of Congo

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	The Hellenic Financial Stability Fund

•	The Islamic Republic of Mauritania

•	The Central Bank of Nicaragua

•	The Sultanate of Oman

•	The Republic of Slovenia

•	Ukraine and certain sub-sovereign entities

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2015 on which Lazard advised include: Goodrich Petroleum on its private exchange transactions for senior unsecured notes; Hercules Offshore and Homex in connection with their Chapter 11 or similar bankruptcy restructurings; Millennium Health on its balance sheet recapitalization; funds managed by Apollo in connection with the reorganization of Stemcor; and Energia Italiana on Tirreno Power’s debt restructuring.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the fourth quarter of 2015, are the following: Boomerang Tube; Energy Future Holdings; Hovensa*; Sabine Oil & Gas; Swift Energy; Vantage Drilling; and Walter Energy.

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the fourth quarter of 2015, are the following:

•	Abengoa – on its debt restructuring

•	African Bank – advising Tier 2 Noteholders’ Committee on its restructuring

•	Atlas Iron – on its financial restructuring

•	Premuda – on its debt restructuring

•	Pacific Exploration & Production – on strategic alternatives related to its capital structure

•	Paragon Offshore – on strategic alternatives related to its capital structure

•	RCS Capital – on capital raise and other strategic issues

•	Seventy Seven Energy – on strategic alternatives related to its capital structure

*	Assignment completed since December 31, 2015

***

ENDNOTES

1 A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

2 Benefits and charges in 2015 include the following:

•	In the fourth quarter of 2015, our U.S. GAAP provision for income taxes included a net benefit of approximately $39 million primarily relating to the release of additional valuation allowance. On a U.S. GAAP basis, these items resulted in a benefit of $0.29 (diluted) per share in the quarter.

•	In the third quarter of 2015, we repurchased a portion of our obligation relating to the Tax Receivable Agreement (TRA). On a U.S. GAAP basis, the extinguishment of this obligation resulted in an after-tax gain of approximately $259 million. Additionally, we released $18 million of our valuation allowance related to deferred tax assets. On a U.S. GAAP basis, these items resulted in a benefit of $2.08 (diluted) per share in the quarter.

•	In the second quarter of 2015, we released $821 million of our valuation allowance related to deferred tax assets and we recognized a liability for our Tax Receivable Agreement (TRA) obligation. As a result, the second quarter U.S. GAAP provision for income taxes included a benefit of approximately $1.2 billion, which was substantially offset by an accrual for our TRA obligation of approximately $962 million. Additionally, revenue relating to the Company’s disposal of the Australian private equity business was adjusted by $12 million for the recognition of an obligation, which was previously recognized for U.S. GAAP. On a U.S. GAAP basis, these items resulted in a $249 million net benefit, or $1.87 (diluted) per share in the quarter.

•	In the first quarter of 2015, Lazard Ltd’s subsidiary Lazard Group LLC completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”). A charge of $63 million related to the debt refinancing was comprised primarily of an extinguishment loss of $60 million and other related costs.

3 In 2015, Lazard returned $584 million to shareholders, which included: $291 million in dividends; $173 million in share repurchases of our Class A common stock; and $120 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

4 The provision for taxes, on an adjusted basis, no longer includes any accruals for the Tax Receivable Agreement (TRA), due to the release of the valuation allowance for deferred tax assets and the related recognition of a liability for our TRA obligation in the second quarter of 2015.

LAZ-EPE

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2015	2015	2014	2015	2014
Revenues:
Financial Advisory
M&A and Other Advisory	$282,083	$288,109	$297,160	(2%)	(5%)
Capital Raising	17,837	16,932	30,511	5%	(42%)

Strategic Advisory	299,920	305,041	327,671	(2%)	(8%)
Restructuring	30,973	25,791	31,709	20%	(2%)

Total	330,893	330,832	359,380	0%	(8%)
Asset Management
Management fees	241,387	248,143	258,750	(3%)	(7%)
Incentive fees	9,109	2,705	13,913	NM	(35%)
Other	10,110	10,743	11,094	(6%)	(9%)

Total	260,606	261,591	283,757	(0%)	(8%)
Corporate	6,779	1,844	2,664	NM	NM

Operating revenue (b)	$598,278	$594,267	$645,801	1%	(7%)

Expenses:
Compensation and benefits expense (c)	$327,665	$330,554	$304,956	(1%)	7%

Ratio of compensation to operating revenue	54.8%	55.6%	47.2%
Non-compensation expense (d)	$115,800	$102,321	$116,816	13%	(1%)

Ratio of non-compensation to operating revenue	19.3%	17.2%	18.1%
Earnings:
Earnings from operations (e)	$154,813	$161,392	$224,029	(4%)	(31%)

Operating margin (f)	25.9%	27.2%	34.7%
Net income (g)	$122,910	$124,131	$172,361	(1%)	(29%)

Diluted net income per share	$0.92	$0.93	$1.29	(1%)	(29%)

Diluted weighted average shares	133,320,774	133,115,419	134,084,160	0%	(1%)
Effective tax rate (h)	13.5%	16.9%	17.3%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended December 31,
($ in thousands, except per share data)	2015	2014	% Change
Revenues:
Financial Advisory
M&A and Other Advisory	$1,104,146	$1,010,830	9%
Capital Raising	69,646	81,143	(14%)

Strategic Advisory	1,173,792	1,091,973	7%
Restructuring	105,851	114,761	(8%)

Total	1,279,643	1,206,734	6%
Asset Management
Management fees	1,000,018	1,018,772	(2%)
Incentive fees	25,075	51,866	(52%)
Other	58,232	49,014	19%

Total	1,083,325	1,119,652	(3%)

Corporate	17,164	13,830	24%

Operating revenue (b)	$2,380,132	$2,340,216	2%

Expenses:
Compensation and benefits expense (c)	$1,318,797	$1,301,713	1%

Ratio of compensation to operating revenue	55.4%	55.6%
Non-compensation expense (d)	$434,147	$440,769	(2%)

Ratio of non-compensation to operating revenue	18.2%	18.8%
Earnings:
Earnings from operations (e)	$627,188	$597,734	5%

Operating margin (f)	26.4%	25.5%
Net income (g)	$480,335	$427,858	12%

Diluted net income per share	$3.60	$3.20	13%

Diluted weighted average shares	133,244,546	133,813,123	(0%)
Effective tax rate (h)	16.7%	19.5%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2008	2009	2010	2011	2012	2013	2014	2015

ADJUSTED U.S. GAAP BASIS (c)
Base salary	$323.4	$289.4	$303.4	$344.2	$353.2	$339.3	$354.0	$355.8
Benefits and other	144.3	133.2	149.5	162.2	162.6	191.2	215.6	228.3
Cash incentive compensation	224.7	404.6	472.8	372.4	367.2	368.5	432.9	413.9

Total cash compensation, benefits and other	692.4	827.2	925.7	878.8	883.0	899.0	1,002.5	998.0
Amortization of deferred incentive awards	238.3	333.4	240.5	289.4	334.8	297.6	299.2	320.8

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$930.7	$1,160.6	$1,166.2	$1,168.2	$1,217.8	$1,196.6	$1,301.7	$1,318.8

% of Operating Revenue	55.6%	71.7%	58.9%	62.0%	61.8%	58.8%	55.6%	55.4%

AWARDED BASIS
Total cash compensation and benefits (per above)	$692.4	$827.2	$925.7	$878.8	$883.0	$899.0	$1,002.5	$998.0
Deferred year-end incentive awards	351.7	239.3	292.7	282.4	272.4	291.0	325.2	336.1

Compensation and benefits - before special deferred incentive awards	1,044.1	1,066.5	1,218.4	1,161.2	1,155.4	1,190.0	1,327.7	1,334.1
Sign-on and other special deferred incentive awards (j)	179.6	39.2	27.3	40.0	42.1	22.1	14.2	26.4
Year-end foreign exchange adjustment (k)	(9.7)	5.6	3.3	(4.6)	1.4	1.9	(11.2)	(4.2)

Total Compensation and benefits - Notional	1,214.0	1,111.3	1,249.0	1,196.6	1,198.9	1,214.0	1,330.7	1,356.3
Adjustment for actual/estimated forfeitures (l)	(21.7)	(17.1)	(27.8)	(28.0)	(27.4)	(27.3)	(25.4)	(27.2)

Compensation and benefits - Awarded	$1,192.3	$1,094.2	$1,221.2	$1,168.6	$1,171.5	$1,186.7	$1,305.3	$1,329.1

% of Operating Revenue - Awarded Basis	71.2%	67.6%	61.7%	62.0%	59.4%	58.3%	55.8%	55.8%

Memo:
Total value of deferred equity-based year end incentive awards	$202.3	$233.8	$261.4	$192.7	$183.3	$180.9	$219.0	TBD
Equity-based year end awards - share equivalents (‘000)	6,489	6,477	5,775	6,932	4,929	4,146	4,329	TBD
Price at issuance	$31.17	$36.10	$45.26	$27.80	$37.19	$43.62	$50.60	TBD
Deferred compensation awards ratio (m)	34.0%	22.3%	24.0%	24.4%	23.5%	24.4%	24.7%	25.3%

Operating revenue	$1,675.1	$1,617.6	$1,978.5	$1,883.9	$1,970.8	$2,034.3	$2,340.2	$2,380.1

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
Total revenue	$604,977	$585,316	$649,336	3%	(7%)
Interest expense	(11,728)	(11,798)	(15,396)

Net revenue	593,249	573,518	633,940	3%	(6%)
Operating expenses:
Compensation and benefits	334,960	319,565	307,505	5%	9%
Occupancy and equipment	28,978	26,278	25,471
Marketing and business development	25,783	18,244	28,775
Technology and information services	26,678	22,923	22,654
Professional services	13,429	10,758	13,648
Fund administration and outsourced services	13,355	14,367	16,967
Amortization of intangible assets related to acquisitions	2,420	511	441
Other	8,297	10,920	9,643

Subtotal	118,940	104,001	117,599	14%	1%

Provision (benefit) pursuant to tax receivable agreement	—	(420,792)	9,243

Operating expenses	453,900	2,774	434,347	NM	5%

Operating income	139,349	570,744	199,593	(76%)	(30%)
Provision for income taxes	(15,992)	170,954	26,788	NM	NM

Net income	155,341	399,790	172,805	(61%)	(10%)
Net income (loss) attributable to noncontrolling interests	(2,445)	1,269	421

Net income attributable to Lazard Ltd	$157,786	$398,521	$172,384	(60%)	(8%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	125,671,749	125,925,006	122,307,447	(0%)	3%
Diluted	133,320,774	133,115,419	134,084,160	0%	(1%)
Net income per share:
Basic	$1.26	$3.16	$1.41	(60%)	(11%)
Diluted	$1.18	$2.99	$1.29	(61%)	(9%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
($ in thousands, except per share data)	December 31, 2015	December 31, 2014	% Change
Total revenue	$2,404,767	$2,363,017	2%
Interest expense	(51,159)	(62,570)

Net revenue	2,353,608	2,300,447	2%
Operating expenses:
Compensation and benefits	1,319,746	1,313,606	0%
Occupancy and equipment	109,867	111,550
Marketing and business development	81,541	88,029
Technology and information services	95,528	91,120
Professional services	49,529	46,543
Fund administration and outsourced services	61,363	65,457
Amortization of intangible assets related to acquisitions	5,821	6,387
Other	99,142	39,983

Subtotal	502,791	449,069	12%

Provision pursuant to tax receivable agreement	547,691	18,307

Operating expenses	2,370,228	1,780,982	33%

Operating income (loss)	(16,620)	519,465	NM
Provision (benefit) for income taxes	(1,009,552)	85,402	NM

Net income	992,932	434,063	NM
Net income attributable to noncontrolling interests	6,559	6,786

Net income attributable to Lazard Ltd	$986,373	$427,277	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	125,366,272	122,351,836	2%
Diluted	133,244,546	133,813,123	(0%)
Net income per share:
Basic	$7.87	$3.49	NM
Diluted	$7.40	$3.20	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	December 31,	December 31,
($ in thousands)	2015	2014
ASSETS
Cash and cash equivalents	$1,132,083	$1,066,580
Deposits with banks and short-term investments	389,861	207,760
Cash deposited with clearing organizations and other segregated cash	34,948	43,290
Receivables	497,213	557,596
Investments	541,911	620,352
Goodwill and other intangible assets	326,976	347,438
Deferred tax assets	1,130,595	59,041
Other assets	433,179	430,179

Total Assets	$4,486,766	$3,332,236

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$506,665	$316,601
Accrued compensation and benefits	570,409	606,290
Senior debt	998,350	1,048,350
Tax receivable agreement obligations	523,962	19,577
Other liabilities	520,074	571,361

Total liabilities	3,119,460	2,562,179
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	600,034	702,800
Retained earnings	1,123,728	464,655
Accumulated other comprehensive loss, net of tax	(234,356)	(200,766)

Subtotal	1,490,704	967,987
Class A common stock held by subsidiaries, at cost	(177,249)	(261,243)

Total Lazard Ltd stockholders’ equity	1,313,455	706,744
Noncontrolling interests	53,851	63,313

Total stockholders’ equity	1,367,306	770,057

Total liabilities and stockholders’ equity	$4,486,766	$3,332,236

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31,	September 30,	December 31,
	2015	2015	2014	Qtr to Qtr	YTD
Equity:
Emerging Markets	$36,203	$37,663	$48,459	(3.9%)	(25.3%)
Global	31,407	30,143	33,982	4.2%	(7.6%)
Local	31,354	29,622	31,684	5.8%	(1.0%)
Multi-Regional	52,531	49,364	46,787	6.4%	12.3%

Total Equity	151,495	146,792	160,912	3.2%	(5.9%)
Fixed Income:
Emerging Markets	14,378	14,920	14,227	(3.6%)	1.1%
Global	4,132	4,200	3,771	(1.6%)	9.6%
Local	3,899	3,846	3,676	1.4%	6.1%
Multi-Regional	7,978	8,478	9,436	(5.9%)	(15.5%)

Total Fixed Income	30,387	31,444	31,110	(3.4%)	(2.3%)
Alternative Investments	3,297	3,325	3,799	(0.8%)	(13.2%)
Private Equity	858	858	1,091	0.0%	(21.4%)
Cash Management	343	203	191	69.0%	79.6%

Total AUM	$186,380	$182,622	$197,103	2.1%	(5.4%)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014		2015	2014
AUM - Beginning of Period	$182,622	$197,589		$197,103	$186,924
Net Flows	(1,884)	3,117		906	11,275
Market and foreign exchange appreciation (depreciation)	5,642	(3,603)		(11,629)	(1,096)

AUM - End of Period	$186,380	$197,103		$186,380	$197,103

Average AUM	$187,910	$196,351		$195,987	$196,037

% Change in average AUM	(4.3%)			(0.0%)

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
($ in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating Revenue
Net revenue - U.S. GAAP Basis	$593,249	$573,518	$633,940	$2,353,608	$2,300,447
Adjustments:
Revenue related to noncontrolling interests (n)	(275)	(2,995)	(2,146)	(15,592)	(14,956)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	(6,076)	12,145	(1,322)	3,827	(7,326)
Private Equity revenue adjustment (o)	—	—	—	(12,203)	—
Interest expense	11,380	11,599	15,329	50,492	62,051

Operating revenue, as adjusted (b)	$598,278	$594,267	$645,801	$2,380,132	$2,340,216

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$334,960	$319,565	$307,505	$1,319,746	$1,313,606
Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	(6,076)	12,145	(1,322)	3,827	(7,326)
Compensation related to noncontrolling interests (n)	(1,219)	(1,156)	(1,227)	(4,776)	(4,567)

Compensation & benefits expense, as adjusted (c)	$327,665	$330,554	$304,956	$1,318,797	$1,301,713

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$118,940	$104,001	$117,599	$502,791	$449,069
Adjustments:
Charges pertaining to Senior Debt refinancing (p)	—	—	—	(60,219)	—
Expense related to partial extinguishment of TRA obligation (q)	(355)	(759)	—	(1,114)	—
Amortization of intangible assets related to acquisitions	(2,420)	(511)	(441)	(5,821)	(6,387)
Non-compensation expense related to noncontrolling interests (n)	(365)	(410)	(342)	(1,490)	(1,913)

Non-compensation expense, as adjusted (d)	$115,800	$102,321	$116,816	$434,147	$440,769

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$139,349	$570,744	$199,593	($16,620)	$519,465
Adjustments:
Loss (gain) on partial extinguishment of TRA obligation (q)	355	(420,035)	—	(419,680)	—
Accrual of tax receivable agreement obligation (“TRA”)	—	—	9,243	968,483	18,307
Charges pertaining to Senior Debt refinancing (p)	—	—	—	62,874	—
Private Equity revenue adjustment (o)	—	—	—	(12,203)	—
Net loss (income) related to noncontrolling interests (n)	2,445	(1,269)	(420)	(6,559)	(6,154)

Pre-tax income, as adjusted	142,149	149,440	208,416	576,295	531,618
Interest expense	11,380	11,599	15,329	47,837	62,051
Amortization of intangible assets related to acquisitions (LAZ only)	1,284	353	284	3,056	4,065

Earnings from operations, as adjusted (e)	$154,813	$161,392	$224,029	$627,188	$597,734

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$157,786	$398,521	$172,384	$986,373	$427,277
Adjustments:
Loss (gain) on partial extinguishment of TRA obligation (net of tax) (q)	355	(259,256)	—	(258,901)	—
Charges pertaining to Senior Debt refinancing (p)	—	—	—	62,874	—
Private Equity revenue adjustment (o)	—	—	—	(12,203)	—
Recognition of deferred tax assets (net of TRA accrual) (r)	(38,896)	(17,862)	—	(293,494)	—
Tax expense (benefit) allocated to adjustments	3,665	2,728	—	(4,314)	(50)
Full exchange of exchangeable interests (s)	—	—	(23)	—	631

Net income, as adjusted (g)	$122,910	$124,131	$172,361	$480,335	$427,858

Diluted net income per share:
U.S. GAAP Basis	$1.18	$2.99	$1.29	$7.40	$3.20
Non-GAAP Basis, as adjusted	$0.92	$0.93	$1.29	$3.60	$3.20
Diluted pre-tax income per share, as adjusted:	$1.07	$1.12	$1.55	$4.33	$3.97

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (n) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the twelve month period ended December 31, 2015, private equity carried interest reduction (see (o) below), (iv) interest expense primarily related to corporate financing activities, and (v) for the twelve month period ended December 31, 2015, excess interest expense pertaining to Senior Debt refinancing (see (p) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (n) below).
(d)	A non-GAAP measure which excludes (i) for the twelve month period ended December 31, 2015, charges pertaining to Senior Debt refinancing (see (p) below), (ii) for the three month periods ended December 31, 2015 and September 30, 2015, and for the twelve month period ended December 31, 2015, expenses related to partial extinguishment of TRA obligation (see (q) below), (iii) amortization of intangible assets related to acquisitions, and (iv) expenses related to noncontrolling interests.
(e)	A non-GAAP measure which excludes (i) for the three month periods ended December 31, 2015 and September 30, 2015, and for the twelve month period ended December 31, 2015, gain related to partial extinguishment of TRA obligation (see (q) below), (ii) for the twelve month period ended December 31, 2015, and for the three and twelve month periods ended December 31, 2014, a provision pursuant to the tax receivable agreement (“TRA”), (iii) for the twelve month period ended December 31, 2015, charges pertaining to Senior Debt refinancing (see (p) below), (iv) for the twelve month period ended December 31, 2015, private equity carried interest reduction (see (o) below), (v) revenue and expenses related to noncontrolling interests (see (n) below), (vi) interest expense primarily related to corporate financing activities, and (vii) amortization of intangible assets related to acquisitions.
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings for the three and twelve month periods ended December 31, 2014 and excludes (i) for the three month periods ended December 31, 2015 and September 30, 2015, and for the twelve month period ended December 31, 2015, gain related to partial extinguishment of TRA obligation (see (q) below), (ii) for the twelve month period ended December 31, 2015, charges pertaining to Senior Debt refinancing, net of tax benefits (see (p) below), (iii) for the twelve month period ended December 31, 2015, private equity carried interest reduction, net of tax impact (see (o) below), and (iv) for the three month periods ended December 31, 2015 and September 30, 2015, and for the twelve month period ended December 31, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (r) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $19,239, $25,311 and $36,053 for the three month periods ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively, $95,962 and $103,759 for the twelve month periods ended December 31, 2015 and 2014, respectively, and the denominator of which is pre-tax income of $142,149, $149,440 and $208,416 for the three month periods ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively, $576,295 and $531,618 for the twelve month periods ended December 31, 2015 and 2014, respectively. The numerator also included a provision pursuant to the tax receivable agreement (“TRA”) through the quarter ended June 30, 2015 (see (e) above) and for the three month periods ended December 31, 2015 and September 30, 2015, and for the twelve month period ended December 31, 2015, excludes a release of deferred tax valuation allowance (see (q) and (r) below).
(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2008	2009	2010	2011	2012	2013	2014	2015
Compensation & benefits expense - U.S. GAAP Basis	$1,128,253	$1,309,240	$1,194,168	$1,168,945	$1,351,129	$1,278,534	$1,313,606	$1,319,746
Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	(99,987)	(51,399)	—	—
Charges pertaining to staff reductions	—	—	—	—	(21,754)	—	—	—
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	—	—	3,024	(7,557)	(14,099)	(7,326)	3,827
Charges pertaining to Private Equity incentive compensation	—	—	—	—	—	(12,203)	—	—
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	(24,860)	—	—	—	—	—
Acceleration of unamortized restricted stock units	—	(86,514)	—	—	—	—	—	—
Acceleration of unamortized deferred cash awards	—	(60,512)	—	—	—	—	—	—
LAM Equity Charge	(197,550)	—	—	—	—	—	—	—
Compensation related to noncontrolling interests (n)	—	(1,657)	(3,098)	(3,740)	(4,040)	(4,232)	(4,567)	(4,776)

Compensation & benefits expense, as adjusted	$930,703	$1,160,557	$1,166,210	$1,168,229	$1,217,791	$1,196,601	$1,301,713	$1,318,797

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires, retention awards, and performance units earned under PRSU grants.
(k)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.
(l)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2008-2011 represent actual forfeiture experience. The 2012-2015 amounts represent estimated forfeitures.
(m)	Deferred compensation awards ratio is deferred year-end incentive awards, divided by total awarded compensation excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures.
(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(o)	Revenue relating to the Company’s disposal of the Australian private equity business is adjusted for the recognition of an obligation, which was previously recognized for U.S. GAAP.
(p)	Represents charges related to the extinguishment of $450 million of the Company’s 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(q)	In July of 2015 the Company extinguished approximately 47% of the outstanding TRA obligation. Accordingly, for the three month period ended September 30, 2015, and for the twelve month period ended December 31, 2015, the Company recorded a pre-tax gain of $420 million and a related tax expense of $161 million.
(r)	For the nine month period ended September 30, 2015, represents the recognition of deferred tax assets of $1,217 million, net of accrual of $962 million for the tax receivable agreement. For the three month period ended December 31, 2015, primarily represents the recognition of deferred tax assets of $39 million relating to the release of additional valuation allowance.
(s)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM Not meaningful